October 22, 2019

Ryan M. Confer
Chief Financial Officer
Genprex, Inc.
1601 Trinity Street, Bldg B
Suite 3.322
Austin, TX 78712

       Re: Genprex, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed April 1, 2019
           Form 10-Q for the Quarterly Period Ended June 30, 2019
           Filed August 13, 2019
           File No. 001-38244

Dear Mr. Confer:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Life
Sciences